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                                    [BIRKS LOGO]

                                                                   EXHIBIT 10.14

                                                                    May 17, 2002

Mayor's Jewelers, Inc.
14051 N.W. 14th Street
Sunrise, Florida 33323
USA

Attention: Members of the Board of Directors

                                Letter of Intent

Ladies and Gentlemen:

         This non-binding letter of intent ("Letter of Intent") records the mutual understanding and intent of Henry Birks & Sons Holdings Inc., a Canadian corporation, or its nominee (the "Purchaser") and Mayor's Jewelers, Inc., a Delaware corporation (the "Seller"), concerning the proposed investment (the "Investment") of US$11.5 million in the Seller.

         The Investment will be consummated pursuant to a definitive, written Purchase Agreement between the Purchaser and the Seller (the "Agreement").

                  1.       Overview of Transaction

         The following is a general description of the transaction currently contemplated by the parties:

         (i) The Purchaser will cause an aggregate of US$11.5 million cash to be made available to the Seller and as consideration will receive convertible preferred stock (the "Preferred Stock") and warrants (the "Warrants"). The Preferred Stock may be replaced, in whole or in part, at the option of the Purchaser by any other financial instrument (a "Replacement Instrument") that would be subordinate to the rights of the Seller's senior lenders and would accomplish the goals set forth in this Letter of Intent. The amount, terms and conditions of each of the Preferred Stock, the Warrants and any Replacement Instrument (if applicable) to be issued by the Seller shall be subject to the agreement of the Purchaser and the

         Mailing address: 1240 Square Phillips, Montreal, Quebec H3B 3H4
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              Seller. Notwithstanding the foregoing, the Investment shall be subject to the following terms:

                  - The Preferred Stock will be convertible at any time, at the option of the holder, into authorized but unissued Common Stock of the Seller in an amount equal to 58% of the then outstanding Common Stock of the Seller on a fully diluted basis (including, without limitation, all Preferred Stock, Warrants, outstanding stock options, convertible securities, warrants and any Replacement Instrument (if applicable) of the Seller but excluding any stock options of the Seller with a strike price of US$2.25 or greater).

                  - The Preferred Stock will have a 10% per annum cumulative preferred dividend.

                  - The holders of the Preferred Stock will be entitled to vote separately as a class and will have the right to elect a majority of the members of the Board of Directors of the Seller.

                  - The Warrants will be exercisable at any time, at the option of the holder, into authorized but unissued Common Stock of the Seller in an amount equal to 10% of the then outstanding Common Stock of the Seller on a fully diluted basis (including, without limitation, all Preferred Stock, Warrants, outstanding stock options, convertible securities, warrants and any Replacement Instrument (if applicable) of the Seller but excluding any stock options of the Seller with a strike price of US$2.25 or greater).

                  -  The Warrants will be granted at a strike price of US$0.50.

                  - Upon conversion of the Preferred Stock, the exercise of the Warrants and the conversion or exercise of any Replacement Instrument (if applicable), the Purchaser will own at least 68% of the then outstanding Common Stock of the Seller on a fully diluted basis (including, without limitation, all Preferred Stock, Warrants, outstanding stock options, convertible securities, warrants and any Replacement Instrument (if applicable) of the Seller but excluding any stock options of the Seller with a strike price of US$2.25 or greater).


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         (ii)     The Agreement will contain customary representations,
                  warranties, covenants, conditions and other provisions to be negotiated by the parties, including, but not limited to (a) a customary exclusivity provision, (b) a fiduciary out provision, which will allow the Seller to consummate or enter into an agreement to consummate a Business Combination (as defined below) with a Person (as defined below) other than the Purchaser in specified circumstances and (c) a termination fee provision, which will require the Seller to pay the Purchaser US$750,000 in the event that it consummates a Business Combination or enters into an agreement with respect to a Business Combination with any Person other than the Purchaser within six months from the date of the Agreement.

         (iii) The Purchaser will enter into a Management Agreement with the Seller under which, among other things, the Purchaser will provide management services to the Seller, including, but not limited to, appointing one of its executives to serve as the Chief Executive Officer of the Seller and the right to appoint other executives as may be required.

         (iv) The Purchaser will enter into a Merchandising and Manufacturing Agreement with the Seller under which, among other things, the Purchaser will provide merchandising and manufacturing services to the Seller.

         (v) The Purchaser will enter into a Sales Agreement with the Seller under which, among other things, the Purchaser will sell certain of its manufactured goods to the Seller (the Agreement, Management Agreement, Merchandising and Manufacturing Agreement and the Sales Agreement are collectively referred to herein as the "Transaction Agreements").

         (vi) The Investment shall be approved by the requisite vote of the stockholders of the Seller, if required.

         (vii) The Investment and the Transaction Agreements will be approved by (a) a unanimous vote of the independent members of the Board of Directors of the Seller and (b) a majority of the Board of Directors of the Seller as a whole.

The Investment may also be structured in such other manner as to accomplish these goals.

         2. Regulatory Filings. The Seller shall use its best efforts to obtain all authorizations, consents, orders and approvals that may be or become necessary in connection with the transactions contemplated hereby and will cooperate fully with the


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Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

         3. Investigation of Seller. Immediately after execution of this Letter of Intent, the Seller shall, and shall cause each of its officers, employees, agents, accountants and counsel, to (i) afford the authorized representatives of Purchaser, as well as representatives of prospective financing sources of the Purchaser, full access to the offices, stores, properties, manufacturing facilities, other facilities, books and records, officers, directors, employees, agents, accountants and counsel of the Seller and (ii) furnish to such representatives financial and operating data and other information regarding the prospects, business, operations, assets, liabilities and financial condition of the Seller as the Purchaser or any of such representatives may from time to time reasonably request. As part of its due diligence investigation, the Purchaser shall be supplied by the Seller with such information as may be reasonably necessary to enable it to (a) confirm the feasibility of the Seller achieving the projections supplied by the Seller and
(b) confirm the value of the inventory and accounts receivable of the Seller.


         4. Conditions to Investment. The Agreement will contain conditions to closing of the Investment that are customary for transactions of the type contemplated by this Letter of Intent including but not limited to:

         (i)   approval of the Board of Directors of Purchaser;

         (ii) the terms of the Seller's senior financing shall be satisfactory to the Purchaser in its sole and absolute discretion;

         (iii) each employment or consulting agreement to which the Seller is a party shall be amended and such amendments shall be to the mutual satisfaction of the Purchaser and the employees;

         (iv) retention of Seller's right to sell Rolex products under normal business conditions;

         (v) on or before closing of the Investment, execution of agreements to terminate leases (the "Termination Agreements") representing not less than US$5.94 million per year of occupancy cost, or approximately 90% of the US$6.6 million total occupancy cost per year for the Seller's stores listed in Schedule I attached hereto, which the Seller has committed to terminating in its restructuring plan. The stores to which the Termination Agreements relate shall represent, in the aggregate, not less than 90% of the total losses in the last twelve months attributable to the stores listed in Schedule I; the Termination Agreements shall allow the Seller to terminate these leases within 30 days of closing of the Investment with expenditures by the Seller not in excess of US$7.29 million if the terminated leases represent 90% of the total occupancy cost of the stores listed in Schedule I. In the event Termination Agreements


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                  are executed with respect to all of the stores listed in
                  Schedule I, then expenditures by the Seller shall not exceed US$8.1 million. No more than half of the disbursement of expenditures with respect to the Termination Agreements shall be made in calendar 2002 and the remaining portion shall be made in calendar 2003 or later. When reference is made to expenditures in this clause (vi) it shall include, without limitation, all costs, fees, liquidation and other expenses, penalties, rent and damages associated with such leases and any amount payable directly or indirectly as a result of the Termination Agreements and the closing of the stores to which the Termination Agreements relate;

         (vi) assignment of all software licenses currently in use by the Seller without any expenditures by the Seller; and

         (vii) except for certain scheduled liabilities acceptable to the Purchaser, the Seller shall have made all payments when due as required pursuant to any contract, agreement or other obligation, including, without limitation, any compensation owed to employees or consultants, and any payment or tax owed to any government body and the Seller shall not be in default with respect to any of the foregoing.

         5. Confidentiality. The parties acknowledge and agree that the contents and subject matter of this Letter of Intent and all information supplied as contemplated hereby are subject to the terms and conditions of the confidentiality agreement executed by the Purchaser and the Seller and dated the date hereof. Notwithstanding the foregoing, the Purchaser shall be entitled to disclose the contents of this Letter of Intent to any financial institution, vendor or other entity that the Purchaser deems necessary for the purpose of carrying out the intent of this Letter of Intent.

         6. Exclusivity. The Seller acknowledges that the Purchaser will expend significant time and expense in its investigation and the negotiation of the Agreement and as such will, subject to the provisions hereof, have the exclusive right to negotiate with the Seller and its representatives. From the date of this Letter of Intent through the earlier of (i) the execution of the Agreement and (ii) the termination of this Letter of Intent, neither the Seller nor any of its affiliates nor any of its or their respective officers, employees, directors, agents or other representatives will (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person (as defined below) (x) relating to any acquisition or purchase of all or any portion of the capital stock, or securities convertible into, or exchangeable or exercisable for, or repayable with, the capital stock of the Seller any of its subsidiaries or the assets of the Seller or any of its subsidiaries (y) to enter into any investment, recapitalization, reorganization, joint venture or other business combination with the Seller or any of its subsidiaries, or (z) to enter into any other extraordinary business transaction (other than the sale of the Seller's headquarters or the liquidation of its Israeli subsidiary) involving or otherwise relating to the Seller or any of its subsidiaries (any of the transactions described in clauses
(x), (y)


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and (z) being referred to herein as a "BUSINESS COMBINATION") or (b)
participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall cause to be enforced any standstill rights in its favor set forth in any confidentiality agreement entered into by it or for its benefit.

         Notwithstanding the foregoing, if, prior to entering into the Agreement, the Seller receives either an unsolicited bona fide proposal from an unaffiliated third party (an "UNSOLICITED PROPOSAL") or a revision of an existing proposal from a Person previously disclosed to the Purchaser (a "REVISED PROPOSAL"), which the Board of Directors of the Seller reasonably expects may result in a proposal that would be of greater benefit to the existing stockholders of the Seller than that proposed by this Letter of Intent, the Seller may provide information to and negotiate with the Person making such Unsolicited Proposal or Revised Proposal; provided, however, that the Seller may only provide information to and negotiate with the Person making such Unsolicited Proposal or Revised Proposal if such Unsolicited Proposal or Revised Proposal is made by a "QUALIFIED PERSON".

         A Qualified Person is one who the Board of Directors of the Seller reasonably believes:

         (i) has the experience and ability to manage the business of the Seller in a manner that will be beneficial to the existing stockholders of the Seller;

         (ii) has adequate funds to make a significant equity investment in the Seller;

         (iii) has obtained adequate senior bank financing or would be acceptable to the Seller's existing senior bank lenders; and

         (iv) would have the ability to maintain the Seller's existing relationships with its vendors, including but not limited to Rolex.

With respect to clauses (iii) and (iv) of this Section 6, the reasonable belief of the Board of Directors of the Seller that a Person is a Qualified Person shall be based upon written verification of such qualification from the Seller's senior bank lenders and from Rolex, respectively. Upon receipt of an Unsolicited Proposal or Revised Proposal from a Qualified Person, the Board of Directors of the Seller shall notify the Purchaser of such proposal and provide the Purchaser with reasonable detail as to the contents of such proposal.

         If the Agreement is not executed and this Letter of Intent is terminated, the Seller may enter into an agreement with respect to a Business Combination with a Qualified Person other than the Purchaser (a "Third-Party Agreement"); provided, however, that for a period of 6 months from the date of this Letter of Intent, any Third Party Agreement


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must be conditional on the right of the Purchaser to submit an alternative proposal to the Seller for 15 business days from the date a copy of such Third Party Agreement is made available to the Purchaser.

         As used in this Letter of Intent, "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         7. Disclosure. No party to this Letter Agreement shall make, or cause to be made, any press release or public announcement in respect of this Letter of Intent or the transactions contemplated hereby or otherwise communicate with news media without the prior consent of the other party, except as may be otherwise required by applicable law or regulation, by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any applicable securities exchange. The parties shall cooperate as to the timing and contents of any such press releases or public announcements.

         8. Non-solicitation. (i) The Seller agrees that it shall not, and shall not permit its affiliates, employees or agents to, directly or indirectly, without the prior written approval of the Purchaser, solicit or induce, or attempt to induce, any employees, agents or consultants of or to the Purchaser or of any of the Purchaser's affiliates to leave the employ of the Purchaser or such affiliate; nor shall the Seller, its affiliates, employees or agents, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Purchaser or the Purchaser's affiliates and (ii) the Purchaser agrees that it shall not, and shall not permit its affiliates, employees or agents to, directly or indirectly, without the prior written approval of the Seller, solicit or induce, or attempt to induce, any employees, agents or consultants of or to the Seller or of any of the Seller's affiliates to leave the employ of the Seller or such affiliate; nor shall the Purchaser, its affiliates, employees or agents, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Seller or the Seller's affiliates. This Section 8 shall survive for the benefit of each of the Purchaser and the Seller, without regard to any other provision of this letter, for a period of 3 years from the date hereof.

         9. Reimbursement of Expenses. Within 5 days of the execution of this Letter of Intent, the Seller shall pay to the Purchaser US$150,000 as reimbursement of out-of-pocket expenses incurred by the Purchaser and its affiliates to the date hereof in connection with this Letter of Intent. In addition, the Seller agrees that if (i) it materially breaches this Letter of Intent (ii) there occurs a Material Adverse Change in the Seller after the date hereof, (iii) the Seller terminates this Letter of Intent except in accordance with subsections 10(i) or (iii) hereof, (iv) the Purchaser terminates this Letter of Intent pursuant to subsection 10(ii)(c), (v) the Purchaser terminates this Letter of Intent pursuant to subsection 10(ii)(d) hereof as a result of it being unable to (a) confirm the feasibility of the Seller achieving the projections supplied by Seller or (b) confirm the value of the inventory and accounts receivable of the Seller. (iv) the Investment is not approved by a


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requisite vote of the stockholders of the Seller, (vii) the Seller consummates a
Business Combination or enters into an agreement with respect to a Business Combination with any Person other than the Purchaser or completes a refinancing within 6 months from the date of this Letter of Intent or (viii) the Parties fail to execute the Agreement prior to termination of this Letter of Intent, the Seller shall promptly pay to the Purchaser (a) all out-of-pocket costs and expenses from the date hereof (including, without limitation, all legal, accounting, tax, audit and investment banking fees, as well as any travel, lodging or other incidental expenses) required to be paid by the Purchaser and its affiliates or on their behalf in connection with or related to the enforcement of this Letter of Intent to a maximum of US$200,000 and in addition
(b) all other out-of-pocket costs and expenses incurred by the Purchaser and its affiliates in efforts to obtain third-party financing in connection with the Investment (including but not limited to commercial banking fees, commitment fees, due diligence expenses and legal fees).

         10.      Termination.  This Letter of Intent may be terminated:

                  (i)      by mutual consent of the Purchaser and the Seller;

                  (ii) by the Purchaser (a) in the event of material breach of any agreement of the Seller contained herein, (b) upon the occurrence of a Material Adverse Change (as defined below), (c) if, as a result of entering into this Letter of Intent or the Agreement, legal proceedings are commenced against the Purchaser or any director, officer, employee or agent of the Purchaser or legal proceedings are commenced against the Seller, or any director or officer of the Seller, for which the Seller or director or officer of the Seller, as the case may be, is not fully insured or
                           (d) in the event the Purchaser is not satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of the Seller; or

                  (iii) by the Seller in the event of a material breach of any agreement of the Purchaser contained herein.

If this Letter of Intent shall not have already been terminated, it shall automatically terminate on June 7, 2002 if an Agreement shall not have been executed and delivered prior to such date unless the Purchaser and the Seller agree in writing to extend the termination date.

         As used in this Letter of Intent, "Material Adverse Change" means any material adverse change in the capital stock or long term debt of the Seller or any of its subsidiaries or in the business (including, but not limited to, loss of Seller's right to sell Rolex products under normal business conditions), business prospects as represented by the financial projections provided by the Seller to the Purchaser, properties, financial condition or results of operations of the Seller and its subsidiaries taken as a whole, other than adverse changes consistent with current trends in the Seller's business.


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         11.      Termination Fee. In the event (i) the Purchaser terminates this Letter of Intent due to a material breach by the Seller of any of its obligations under Section 6, (ii) the Seller terminates this Letter of Intent except in accordance with subsections 10(i) and (iii) hereof, (iii) the Seller consummates a Business Combination or enters into an agreement with respect to a Business Combination with any Person other than the Purchaser prior to the termination of this Letter of Intent or (iv) the Seller consummates a Business Combination or enters into an agreement with respect to a Business Combination with any Person other than the Purchaser within 6 months from the date of this Letter of Intent that is not conditional on the right of the Purchaser to submit an alternative proposal to the Seller for 15 business days from the date of such Third Party Agreement (each, a "Termination Fee Event"), the Seller shall pay to the Purchaser, within 5 days of such Termination Fee Event, a termination fee in an amount equal to US$750,000. If, however, the Purchaser terminates this Letter of Intent pursuant to subsection 10(ii)(c) hereof or this Letter of Intent terminates automatically by expiration as set out in
Section 10 above, the Seller shall not be obligated to pay such termination fee to the Purchaser.

         12. Governing Law. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of New York.

         13. Counterparts. This Letter of Intent may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be an original, but when taken together shall constitute a single instrument.

         14. Intentions of the Parties. This Letter of Intent constitutes only a preliminary, non-binding statement of the intentions of the parties, does not contain all matters upon which agreement must be reached for the Investment to be consummated and, except as specified in the last sentence of this paragraph, does not create any legally binding obligations on the part of any party hereto. A binding commitment with respect to the Investment will result only from the execution of the Agreement. It is understood that (a) this Letter of Intent does not constitute an obligation or commitment of any party to enter into the Agreement, (b) any obligations or commitments to proceed with the investment shall be contained only in the Agreement, and (c) the execution, delivery and performance of the Agreement will require the approval of the Boards of Directors of each of the Purchaser and the Seller and the shareholders of the Seller, if necessary. Notwithstanding the foregoing, the provisions of Sections 2 through 11 hereof will be fully binding upon the parties upon the execution hereof.


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         If you agree to work with us toward a definitive Agreement in accordance with the terms set forth in this Letter of Intent, please indicate your acceptance by signing in the space provided below. We look forward to working with you toward the completion of a mutually beneficial transaction.

                                      Very truly yours,

                                      HENRY BIRKS & SONS HOLDINGS INC.


                                      By: /s/ Thomas A. Andruskevich
                                         --------------------------------
                                      Name: Thomas A. Andruskevich
                                      Title: President & Chief Executive Officer
                                             Henry Birks & Sons Inc.



Agreed and accepted as of
the date first written above:

MAYOR'S JEWELERS, INC.


By: /s/ David Boudreau
   ---------------------------------
   Name: David Boudreau
   Title: Senior Vice President,
          Chief Financial Officer


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